                                    WOODCREEK
                               1710 S. GILBERT RD
                                  MESA, ARIZONA

                                 MARKET VALUE -
                                FEE SIMPLE ESATE

                                AS OF MAY 6, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, et. al.


                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

UNITED STATES                                                                                 INTERNATIONAL
 Atlanta            Milwaukee                                                                 Brazil               Mexico
 Boston             Minneapolis                  [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]      Canada               Morocco
 Buffalo            New Orleans                                                               China                Peru
 Charlotte          New York                                                                  Croatia              Philippines
 Chicago            Oak Lawn                                                                  Czech Republic       Poland
 Cincinnati         Philadelphia                 9441 LBJ Freeway Suite 114                   England              Portugal
 Dallas             Pittsburgh                      Dallas, Texas 75243                       Germany              Russia
 Denver             Princeton                                                                 Greece               Spain
 Detroit            Schaumburg                                                                Hong Kong            Taiwan
 Houston            St. Louis                    Telephone:  (972) 994-9100                   Hungary              Thailand
 Irvine             San Francisco                Fax:        (972) 994-0516                   Italy                Turkey
 Jacksonville       Seattle                                                                   Japan                Venezuela
 Los Angeles

                                                                   JULY 10, 2003



Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    WOODCREEK
       1710 S. GILBERT RD
       MESA, MARICOPA COUNTY, ARIZONA




In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 432 units with a total of 353,760 square feet of rentable area. The improvements were built in 1985. The improvements are situated on 19.37 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 75% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.               LETTER OF TRANSMITTAL  PAGE 2
WOODCREEK, MESA, ARIZONA



The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 6, 2003 is:

                           ($16,800,000)

                   Respectfully submitted,
                   AMERICAN APPRAISAL ASSOCIATES, INC.



July 10, 2003      -s- Douglas Needham
#053272            Douglas Needham, MAI
                   Managing Principal, Real Estate Group
                   Arizona State Certified General Real Estate Appraiser #30943



Report By:
Ryan Tanaka

AMERICAN APPRAISAL ASSOCIATES, INC.                   TABLE OF CONTENTS  PAGE 3
WOODCREEK, MESA, ARIZONA


                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ................................................................      4
Introduction .....................................................................      9
Area Analysis ....................................................................     11
Market Analysis ..................................................................     14
Site Analysis ....................................................................     16
Improvement Analysis .............................................................     16
Highest and Best Use .............................................................     17

                                    VALUATION

Valuation Procedure ..............................................................     18
Sales Comparison Approach ........................................................     20
Income Capitalization Approach ...................................................     26
Reconciliation and Conclusion ....................................................     39

                                     ADDENDA

Exhibit A - Photographs of Subject Property

Exhibit B - Summary of Rent Comparables and Photograph of Comparables

Exhibit C - Assumptions and Limiting Conditions

Exhibit D - Certificate of Appraiser

Exhibit E - Qualifications

General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                   EXECUTIVE SUMMARY  PAGE 4
WOODCREEK, MESA, ARIZONA


                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION


PROPERTY NAME:                                              Woodcreek
LOCATION:                                                   1710 S. Gilbert Rd
                                                            Mesa, Arizona

INTENDED USE OF ASSIGNMENT:                                 Court Settlement
PURPOSE OF APPRAISAL:                                       "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                                         Fee simple estate

DATE OF VALUE:                                              May 6, 2003
DATE OF REPORT:                                             July 10, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
      Size:                                                 19.37 acres, or 843,757 square feet
      Assessor Parcel No.:                                  139-09-002-D
      Floodplain:                                           Community Panel No. 04013c2195f (July 19, 2001)
                                                            Flood Zone X, an area outside the floodplain.
      Zoning:                                               R-3 (Multi Residential/High Density)

BUILDING:
      No. of Units:                                         432 Units
      Total NRA:                                            353,760 Square Feet
      Average Unit Size:                                    819 Square Feet
      Apartment Density:                                    22.3 units per acre
      Year Built:                                           1985

UNIT MIX AND MARKET RENT:


                         GROSS RENTAL INCOME PROJECTION

                                 Market Rent
                   Square   ---------------------     Monthly     Annual
Unit Type           Feet    Per Unit       Per SF     Income      Income
---------          ------   ----------   --------   ----------   ----------
 1Br/1Ba              579   $      556   $   0.96   $   17,792   $  213,504
 1Br/1Ba              700   $      590   $   0.84   $   47,200   $  566,400
 1Br/1Ba              740   $      583   $   0.79   $   37,312   $  447,744
 1Br/1Ba              768   $      611   $   0.80   $   48,880   $  586,560
 2Br/1Ba              882   $      662   $   0.75   $   31,776   $  381,312
 2Br/2Ba              957   $      668   $   0.70   $   32,064   $  384,768
                                          Total     $  272,240   $3,266,880


OCCUPANCY:                75%
ECONOMIC LIFE:            45 Years
EFFECTIVE AGE:            13 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                   EXECUTIVE SUMMARY  PAGE 5
WOODCREEK, MESA, ARIZONA


REMAINING ECONOMIC LIFE:    32 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

    [EXTERIOR - OFFICE PICTURE]           [EXTERIOR - LANDSCAPE & PARK PICTURE]

                                   [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                   EXECUTIVE SUMMARY  PAGE 6
WOODCREEK, MESA, ARIZONA



                                [NEIGHBORHOOD MAP]


HIGHEST AND BEST USE:
      As Vacant:              Hold for future multi-family development
      As Improved:            Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                   EXECUTIVE SUMMARY  PAGE 7
WOODCREEK, MESA, ARIZONA


PART TWO - ECONOMIC INDICATORS

                                                  Amount                          $/Unit
                                            ------------------                 --------------
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION

Potential Rental Income                     $        3,266,880                 $        7,562
Effective Gross Income                      $        3,014,448                 $        6,978
Operating Expenses                          $        1,347,362                 $        3,119        44.7% of EGI
Net Operating Income:                       $        1,559,086                 $        3,609

Capitalization Rate                                       9.00%
DIRECT CAPITALIZATION VALUE                 $       16,900,000*                $39,120 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                        10 years
2002 Economic Vacancy                                       24%
Stabilized Vacancy & Collection Loss:                       15%
Lease-up / Stabilization Period                      12 months
Terminal Capitalization Rate                              9.50%
Discount Rate                                            12.00%
Selling Costs                                             2.00%
Growth Rates:
       Income                                             3.00%
       Expenses:                                          3.00%
DISCOUNTED CASH FLOW VALUE                  $       16,900,000*                $39,120 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE      $       16,900,000                 $39,120 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)   $23,500 to $77,083
       Range of Sales $/Unit (Adjusted)     $35,688 to $42,396
VALUE INDICATION - PRICE PER UNIT           $       16,800,000*                $38,889 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales         6.73 to 7.88
       Selected EGIM for Subject                          6.00
       Subject's Projected EGI              $        3,014,448
EGIM ANALYSIS CONCLUSION                    $       17,600,000*                $40,741 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION            $       18,500,000*                $42,824 / UNIT

RECONCILED SALES COMPARISON VALUE           $       17,200,000                 $39,815 / UNIT

-----------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                   EXECUTIVE SUMMARY  PAGE 8
WOODCREEK, MESA, ARIZONA


PART THREE - SUMMARY OF VALUE CONCLUSIONS


SALES COMPARISON APPROACH:
      Price Per Unit                           $     16,800,000
      NOI Per Unit                             $     18,500,000
      EGIM Multiplier                          $     17,600,000
INDICATED VALUE BY SALES COMPARISON            $     17,200,000     $39,815 / UNIT

INCOME APPROACH:
      Direct Capitalization Method:            $     16,900,000
      Discounted Cash Flow Method:             $     16,900,000
INDICATED VALUE BY THE INCOME APPROACH         $     16,900,000     $39,120 / UNIT


RECONCILED OVERALL VALUE CONCLUSION:           $     16,900,000     $39,120 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 9
WOODCREEK, MESA, ARIZONA



                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1710 S. Gilbert Rd, Mesa, Maricopa County, Arizona. Mesa identifies it as 139-09-002-D.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Ryan Tanaka on May 6, 2003. Douglas Needham, MAI has not made a personal inspection of the subject property. Ryan Tanaka performed the research, valuation analysis and wrote the report. Douglas Needham, MAI reviewed the report and concurs with the value. Douglas Needham, MAI and Ryan Tanaka have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 6, 2003. The date of the report is July 10, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                       INTRODUCTION  PAGE 10
WOODCREEK, MESA, ARIZONA



defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

            "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

       MARKETING PERIOD:                        6 to 12 months
       EXPOSURE PERIOD:                         6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Century Properties Growth Fund XXII. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                     AREA ANALYSIS  PAGE 11
WOODCREEK, MESA, ARIZONA


                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Mesa, Arizona. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   -  S. Lindsay Rd
West   -  N. Saddle St
South  -  E. Baseline Dr
North  -  W. Southern Ave

MAJOR EMPLOYERS

Major employers in the subject's area include Wells Fargo, Intel, State of Arizona, Wal-Mart Stores Inc, Motorola Inc, Bank One Corp, Walgreen Co, Target Corp, American Express Co, and Honeywell International Inc.. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                      AREA ANALYSIS  PAGE 12
WOODCREEK, MESA, ARIZONA



                            NEIGHBORHOOD DEMOGRAPHICS


                                                            AREA
                                     --------------------------------------------------
CATEGORY                               1-MI. RADIUS      3-MI. RADIUS     5-MI. RADIUS         MSA
--------                             --------------    --------------    --------------    --------------
POPULATION TRENDS

Current Population                           16,584           161,771           390,270         3,441,350
5-Year Population                            17,404           184,113           445,785         3,928,765
% Change CY-5Y                                  4.9%             13.8%             14.2%             14.2%
Annual Change CY-5Y                             1.0%              2.8%              2.8%              2.8%

HOUSEHOLDS

Current Households                            5,620            54,006           137,795         1,259,651
5-Year Projected Households                   5,904            60,851           155,813         1,426,007
% Change CY - 5Y                                5.1%             12.7%             13.1%             13.2%
Annual Change CY-5Y                             1.0%              2.5%              2.6%              2.6%

INCOME TRENDS

Median Household Income              $       53,277    $       48,530    $       51,637    $       44,128
Per Capita Income                    $       19,555    $       19,625    $       21,168    $       22,676
Average Household Income             $       58,572    $       58,801    $       60,113    $       61,951
Source:  Demographics Now


The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.


                                 HOUSING TRENDS

                                                          AREA
                                       --------------------------------------------
CATEGORY                               1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS         MSA
--------                               ------------    ------------    ------------    ------------
HOUSING TRENDS

% of Households Renting                       33.89%          27.70%          27.62%          27.76%
5-Year Projected % Renting                    31.94%          27.62%          27.24%          26.96%

% of Households Owning                        56.48%          57.24%          56.19%          60.59%
5-Year Projected % Owning                     58.13%          58.44%          57.87%          62.26%

Source:  Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                      AREA ANALYSIS  PAGE 13
WOODCREEK, MESA, ARIZONA



SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  -  Fwy/Residential
South  -  Residential
East   -  Retail, Multifamily Residential
West   -  Movie, Retail Center, Multifamily

CONCLUSIONS

The subject is well located within the city of Mesa. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                    MARKET ANALYSIS  PAGE 14
WOODCREEK, MESA, ARIZONA

                                 MARKET ANALYSIS

The subject property is located in the city of Mesa in Maricopa County. The overall pace of development in the subject's market is more or less decreasing. There is no new construction coming into the market. The overall economic downturn in the subject's market has limited new construction. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                         Region                        Submarket
------                         ------                        ---------
1997                            5.8%
1998                            6.3%
1999                            7.3%
2000                            6.9%
2001                            8.6%                           8.6%
2002                           10.5%                          11.5%
2003                           11.0%



Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. The Arizona economy is primarily dependent upon Hi-Tech and manufacturing. The decline in these industries has created less jobs and less renters in the neighborhood area.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.


                             HISTORICAL AVERAGE RENT

Period              Region             % Change             Submarket             % Change
------              ------             --------             ---------             --------

1997                 $598                    -                                         -
1998                 $626                 4.7%
1999                 $650                 3.8%
2000                 $676                 4.0%
2001                 $686                 1.5%                 $657                    -
2002                 $691                 0.7%                 $648                 -1.4%
2003                 $694                 0.4%



The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                   MARKET ANALYSIS  PAGE 15
WOODCREEK, MESA, ARIZONA




                             COMPETITIVE PROPERTIES

  No.            Property Name                    Units        Ocpy.        Year Built        Proximity to subject
  ---            -------------                    -----        -----        ----------        --------------------
  R-1       University Green                         0          96%          1984       .4 miles from subject
  R-2       Windemere                              224          95%          1985       .4 miles from the subject
  R-3       The Township Apartments                160          85%          1997       1-mile south of the subject
  R-4       Gilbert Meadows Apartments               0          96%          1984       Within.5-mile radius
  R-5       Superstition Villas                    246          88%          1983       .2 miles away from subject
Subject     Woodcreek                              432          75%          1985


The submarket of rental rates are lower due to the decline in the Hi-Tech industry that the submarket was dependent upon.

AMERICAN APPRAISAL ASSOCIATES, INC.               PROPERTY DESCRIPTION  PAGE 16
WOODCREEK, MESA, ARIZONA



                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   19.37 acres, or 843,757 square feet
  Shape                       Rectangular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
     Community Panel          04013c2195f, dated July 19, 2001
     Flood Zone               Zone X
  Zoning                      R-3, the subject
                              improvements represent a
                              legal conforming use of the
                              site.

REAL ESTATE TAXES


                                                 ASSESSED VALUE - 2002
                                -------------------------------------------------------
                                                                                               TAX RATE /            PROPERTY
  PARCEL NUMBER                    LAND               BUILDING                 TOTAL           MILL RATE              TAXES
  -------------                 ----------          -----------             -----------        ----------           --------
  139-09-002-D                  $1,265,963          $15,885,037             $17,151,000         0.01175             $201,526

IMPROVEMENT ANALYSIS
  Year Built                       1985
  Number of Units                  432
  Net Rentable Area                353,760 Square Feet
  Construction:
    Foundation                     Reinforced concrete slab
    Frame                          Heavy or light wood
    Exterior Walls                 Stucco wall
    Roof                           Tile over a Tile structure
  Project Amenities                Amenities at the subject include a swimming
                                   pool, spa/jacuzzi, basketball court,
                                   volleyball court, sand volleyball, tennis
                                   court, gym room, car wash, barbeque
                                   equipment, business office, and parking area.
  Unit Amenities                   Individual unit amenities include a balcony,
                                   fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, washer/dryer, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.               PROPERTY DESCRIPTION  PAGE 17
WOODCREEK, MESA, ARIZONA




Unit Mix:


                                                                                                    Unit Area
                                   Unit Type                         Number of Units                (Sq. Ft.)
                                   ---------                         ---------------                ---------
                                   1Br/1Ba                                     32                       579
                                   1Br/1Ba                                     80                       700
                                   1Br/1Ba                                     64                       740
                                   1Br/1Ba                                     80                       768
                                   2Br/1Ba                                     48                       882
                                   2Br/2Ba                                     48                       957



Overall Condition                                 Good
Effective Age                                     13 years
Economic Life                                     45 years
Remaining Economic Life                           32 years
Deferred Maintenance                              None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1985 and consist of a 432-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                VALUATION PROCEDURE  PAGE 18
WOODCREEK, MESA, ARIZONA



                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                VALUATION PROCEDURE  PAGE 19
WOODCREEK, MESA, ARIZONA



THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.          SALES COMPARISON APPROACH  PAGE 20
WOODCREEK, MESA, ARIZONA



                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.          SALES COMPARISON APPROACH  PAGE 21
WOODCREEK, MESA, ARIZONA


SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                Comparable              Comparable
Description                        Subject                        I - 1                   I - 2
-----------                        -------                      ----------              ----------
Property Name                      Woodcreek             Lakeview at Superstition    The Ridge
                                                         Springs

LOCATION:
 Address                           1710 S. Gilbert Rd    1849 S. Power Rd            15202 N. 40th St



 City, State                       Mesa, Arizona         Mesa, AZ 85206              Phoenix, AZ 85032
 County                            Maricopa              Maricopa                    Maricopa
PHYSICAL CHARATERISTICS:
 Net Rentable Area (SF)            353,760               650,392                     278,424
 Year Built                        1985                  1995                        1986
 Number of Units                   432                   676                         380
 Unit Mix:                           Type     Total      Type     Total              Type    Total
                                   1Br/1Ba     32        1BR        230              Studio     44
                                   1Br/1Ba     80        2BR        374              1BR       168
                                   1Br/1Ba     64        3BR        72               2BR       168
                                   1Br/1Ba     80
                                   2Br/1Ba     48
                                   2Br/2Ba     48
                                   2Br/2Ba     48
                                   2Br/1Ba     32




 Average Unit Size (SF)            819                   962                         733
 Land Area (Acre)                  19.3700               38.0000                     13.1100
 Density (Units/Acre)              22.3                  17.8                        29.0
 Parking Ratio (Spaces/Unit)       1.00                  1.55                        1.40
 Parking Type (Gr., Cov., etc.)    Garage, Open Covered  Open, Covered               Open, Covered

CONDITION:                         Good                  Very Good                   Average
APPEAL:                            Good                  Very Good                   Average
AMENITIES:
 Pool/Spa                          Yes/Yes
 Gym Room                          Yes
 Laundry Room                      No
 Secured Parking                   No
 Sport Courts                      No
 Washer/Dryer Connection           Yes
 Other
 Other
OCCUPANCY:                         75%                   86%                         97%
TRANSACTION DATA:
 Sale Date                                               December, 2002              December, 2002
 Sale Price ($)                                          $48,250,000                 $17,800,000
 Grantor                                                 Mesa 306 LLC                Archstone-Smith Operating
                                                                                     Trust
 Grantee                                                 Nearon Lakeview LLC

 Sale Documentation
 Verification
 Telephone Number
ESTIMATED PRO-FORMA:                                       Total $   $/Unit  $/SF     Total $    $/Unit  $/SF
 Potential Gross Income                                  $7,116,416 $10,527 $10.94   $        0 $     0 $0.00
 Vacancy/Credit Loss                                     $  994,163 $ 1,471 $ 1.53   $        0 $     0 $0.00
 Effective Gross Income                                  $6,122,253 $ 9,057 $ 9.41   $        0 $     0 $0.00
 Operating Expenses                                      $2,239,524 $ 3,313 $ 3.44   $        0 $     0 $0.00
 Net Operating Income                                    $3,882,729 $ 5,744 $ 5.97   $1,379,500 $ 3,630 $4.95
NOTES:                                                   None                        None



 PRICE PER UNIT                                                     $71,376                     $46,842
 PRICE PER SQUARE FOOT                                              $ 74.19                     $ 63.93
 EXPENSE RATIO                                                         36.6%                        N/A
 EGIM                                                                  7.88                         N/A
 OVERALL CAP RATE                                                      8.05%                       7.75%
 Cap Rate based on Pro Forma or Actual Income?                     Pro Forma                     Actual





                                       Comparable                    Comparable                   Comparable
Description                               I - 3                         I - 4                       I - 5
-----------                            ----------                    ----------                   ----------
Property Name                       Indigo Springs            Paradise Falls Apartments   The Commons at Papago Park


LOCATION:
 Address                            1464 S. Stapley Dr        15611 N 31st St             1010 N 48th ST



 City, State                        Mesa, AZ 85204            Phoenix, AZ 85032           Phoenix, AZ
 County                             Maricopa                  Maricopa                    Maricopa
PHYSICAL CHARATERISTICS:
 Net Rentable Area (SF)             222,870                   171,845                     120,000
 Year Built                         1999                      1986                        1982
 Number of Units                    240                       220                         200
 Unit Mix:                          Type   Total              Type     Total              Type  Total
                                    1BR      90               1BR        108              1BR    100
                                    2BR     120               2BR        112              2BR    100
                                    3BR      30









 Average Unit Size (SF)             929                       781                         600
 Land Area (Acre)                   9.8000                    7.7600                      4.7400
 Density (Units/Acre)               24.5                      28.4                        42.2
 Parking Ratio (Spaces/Unit)        2.03                      1.36                        1.33
 Parking Type (Gr., Cov., etc.)     Open, Covered             Open, Covered               Open, Covered

CONDITION:                          Very Good                 Very Good                   Average
APPEAL:                             Very Good                 Very Good                   Average
AMENITIES:
 Pool/Spa
 Gym Room
 Laundry Room
 Secured Parking
 Sport Courts
 Washer/Dryer Connection
 Other
 Other
OCCUPANCY:                          N/A                       86%                         N/A
TRANSACTION DATA:
 Sale Date                          August, 2002              February, 2003              August, 2002
 Sale Price ($)                     $18,500,000               $9,800,000                  $4,700,000
 Grantor                            Indigo Springs LLC        SWP Properties I            Los Verdes LLC

 Grantee                            Indigo Acquisitions LLC   Paradise Falls              N/A

 Sale Documentation
 Verification
 Telephone Number
ESTIMATED PRO-FORMA:                 Total $ $/Unit $/SF        Total $   $/Unit $/SF     Total $   $/Unit  $/SF
 Potential Gross Income             $    0   $   0 $0.00      $1,700,000  $7,727 $9.89    $   0      $   0  $0.00
 Vacancy/Credit Loss                $    0   $   0 $0.00      $  244,800  $1,113 $1.42    $   0      $   0  $0.00
 Effective Gross Income             $    0   $   0 $0.00      $1,455,200  $6,615 $8.47    $   0      $   0  $0.00
 Operating Expenses                 $    0   $   0 $0.00      $  660,000  $3,000 $3.84    $   0      $   0  $0.00
 Net Operating Income               $    0   $   0 $0.00      $  795,200  $3,615 $4.63    $   0      $   0  $0.00
NOTES:                              None                      None                        None



 PRICE PER UNIT                            $77,083                       $44,545                     $23,500
 PRICE PER SQUARE FOOT                     $ 83.01                        $57.03                     $ 39.17
 EXPENSE RATIO                                 N/A                           45.4%                       N/A
 EGIM                                          N/A                           6.73                        N/A
 OVERALL CAP RATE                              N/A                           8.11%                       N/A
 Cap Rate based on Pro Forma or Actual Income?                          Pro Forma

AMERICAN APPRAISAL ASSOCIATES, INC.          SALES COMPARISON APPROACH  PAGE 22
WOODCREEK, MESA, ARIZONA




                              [IMPROVED SALES MAP]



IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $23,500 to $77,083 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $35,688 to $42,396 per unit with a mean or average adjusted price of $39,823 per unit. The median adjusted price is $40,091 per unit. Based on the following analysis, we have concluded to a value of $40,000 per unit, which results in an "as is" value of $16,800,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.          SALES COMPARISON APPROACH  PAGE 23
WOODCREEK, MESA, ARIZONA



SALES ADJUSTMENT GRID

                                                            COMPARABLE                  COMPARABLE
          DESCRIPTION                  SUBJECT                I - 1                       I - 2
          -----------                  -------                -----                       -----
  Property Name                       Woodcreek           Lakeview at Superstition      The Ridge
                                                          Springs
  Address                             1710 S. Gilbert Rd  1849 S. Power Rd              15202 N. 40th St
  City                                Mesa, Arizona       Mesa, AZ 85206                Phoenix, AZ 85032
  Sale Date                                               December, 2002                December, 2002
  Sale Price ($)                                          $48,250,000                   $17,800,000
  Net Rentable Area (SF)              353,760             650,392                       278,424
  Number of Units                     432                 676                           380
  Price Per Unit                                          $71,376                       $46,842
  Year Built                          1985                1995                          1986
  Land Area (Acre)                    19.3700             38.0000                       13.1100
VALUE ADJUSTMENTS                        DESCRIPTION          DESCRIPTION    ADJ.       DESCRIPTION     ADJ.
  Property Rights Conveyed            Fee Simple Estate   Fee Simple Estate   0%        Fee Simple Estate 0%
  Financing                                               Cash To Seller      0%        Cash To Seller    0%
  Conditions of Sale                                      Arm's Length        0%        Arm's Length      0%
  Date of Sale (Time)                                     12-2002             0%        12-2002           0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                   $71,376                   $46,842
  Location                                                Superior           -10%       Comparable        0%
  Number of Units                     432                 676                 5%        380               5%
  Quality / Appeal                    Good                Superior           -20%       Superior        -20%
  Age / Condition                     1985                1995 / Very Good   -15%       1986 / Average    0%
  Occupancy at Sale                   75%                 86%                 0%        97%               0%
  Amenities                           Good                Superior           -5%        Comparable        0%
  Average Unit Size (SF)              819                 962                -5%        733               0%
PHYSICAL ADJUSTMENT                                                          -50%                        15%
FINAL ADJUSTED VALUE ($/UNIT)                                         $35,688                   $39,816


                                      COMPARABLE                    COMPARABLE                       COMPARABLE
          DESCRIPTION                   I - 3                        I - 4                             I - 5
          -----------                   -----                        -----                             -----
  Property Name                       Indigo Springs            Paradise Falls Apartments          The Commons at Papago Park

  Address                             1464 S. Stapley Dr        15611 N 31st St                    1010 N 48th ST
  City                                Mesa, AZ 85204            Phoenix, AZ 85032                  Phoenix, AZ
  Sale Date                           August, 2002              February, 2003                     August, 2002
  Sale Price ($)                      $18,500,000               $9,800,000                         $4,700,000
  Net Rentable Area (SF)              222,870                   171,845                            120,000
  Number of Units                     240                       220                                200
  Price Per Unit                      $77,083                   $44,545                            $23,500
  Year Built                          1999                      1986                               1982
  Land Area (Acre)                    9.8000                    7.7600                             4.7400
VALUE ADJUSTMENTS                       DESCRIPTION     ADJ.       DESCRIPTION      ADJ.              DESCRIPTION        ADJ.
  Property Rights Conveyed            Fee Simple Estate  0%     Fee Simple Estate     0%           Fee Simple Estate      0%
  Financing                           Cash To Seller     0%     Cash To Seller        0%           Cash To Seller         0%
  Conditions of Sale                  Arm's Length       0%     Arm's Length          0%           Arm's Length           0%
  Date of Sale (Time)                 08-2002            0%     February, 2003        0%           08-2002                0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)             $77,083                       $44,545                    $23,500
  Location                            Superior         -5%      Inferior             15%           Inferior             20%
  Number of Units                     240              -5%      220                  -10%          200                 -10%
  Quality / Appeal                    Superior        -10%      Superior             -10%          Inferior             20%
  Age / Condition                     1999 / Very Good-15%      1986 / Very Good      -5%          1982 / Average       15%
  Occupancy at Sale                   N/A               0%      86%                  0%            N/A                   0%
  Amenities                           Superior         -5%      Comparable           0%            Inferior             20%
  Average Unit Size (SF)              929              -5%      781                  0%            600                  10%
PHYSICAL ADJUSTMENT                                   -45%                          -10%                                75%
FINAL ADJUSTED VALUE ($/UNIT)                 $42,396                         $40,091                    $41,125




SUMMARY

VALUE RANGE (PER UNIT)                             $35,688              TO           $42,396
MEAN (PER UNIT)                                    $39,823
MEDIAN (PER UNIT)                                  $40,091
VALUE CONCLUSION (PER UNIT)                        $40,000

VALUE OF IMPROVEMENT & MAIN SITE                                                 $17,280,000
   LESS: LEASE-UP COST                                                             -$221,000
   PV OF CONCESSIONS                                                               -$245,000
VALUE INDICATED BY SALES COMPARISON APPROACH                                     $16,814,000
ROUNDED                                                                          $16,800,000


NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at.
The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.          SALES COMPARISON APPROACH  PAGE 24
SWOODCREEK, MESA, ARIZONA


                             NOI PER UNIT COMPARISON
----------------------------------------------------------------------------------------------------------------------------------
    COMPARABLE   NO. OF         SALE PRICE           OAR              NOI/           SUBJECT NOI        ADJUSTMENT      INDICATED
       NO.       UNITS          PRICE/UNIT                          NOI/UNIT       SUBJ. NOI/UNIT         FACTOR        VALUE/UNIT
----------------------------------------------------------------------------------------------------------------------------------
       I-1       676           $48,250,000          8.05%           $3,882,729       $1,559,086           0.628          $44,848
                               $    71,376                          $    5,744       $    3,609
       I-2       380           $17,800,000          7.75%           $1,379,500       $1,559,086           0.994          $46,568
                               $    46,842                          $    3,630       $    3,609
       I-3       240           $18,500,000          0.00%                            $1,559,086
                               $    77,083                                           $    3,609
       I-4       220           $ 9,800,000          8.11%           $  795,200       $1,559,086           0.998          $44,477
                               $    44,545                          $    3,615       $    3,609
       I-5       200           $ 4,700,000          0.00%                            $1,559,086
                               $    23,500                                           $    3,609

                       PRICE/UNIT                                         VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
----------------------------------------------------------------------------------------------------------------------------------

     Low         High            Average            Median          Estimated Price Per Unit                          $    44,000
                                                                    Number of Units                                           432
$44,477        $46,568           $45,298           $44,848

                                                                    Value                                             $19,008,000
                                                                      Less: Lease-Up Cost                            -$   221,000
                                                                      PV of Concessions                              -$   245,000
                                                                    Value Based on NOI Analysis                       $18,542,000
                                                                                                       Rounded        $18,500,000


The adjusted sales indicate a range of value between $44,477 and $46,568 per unit, with an average of $45,298 per unit. Based on the subject's competitive position within the improved sales, a value of $44,000 per unit is estimated. This indicates an "as is" market value of $18,500,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.


EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS
The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.         SALES COMPARISON APPROACH  PAGE 25
WOODCREEK, MESA, ARIZONA



                                           EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON
----------------------------------------------------------------------------------------------------------------------------------
COMPARABLE          NO. OF           SALE PRICE         EFFECTIVE         OPERATING                            SUBJECT
   NO.              UNITS            PRICE/UNIT        GROSS INCOME       EXPENSE           OER              PROJECTED OER    EGIM
----------------------------------------------------------------------------------------------------------------------------------
    I-1               676           $48,250,000        $6,122,253        $2,239,524         36.58%                            7.88
                                      $71,376
    I-2               380           $17,800,000
                                      $46,842
    I-3               240           $18,500,000
                                      $77,083
    I-4               220            $9,800,000        $1,455,200        $660,000           45.35%                            6.73
                                      $44,545
    I-5               200            $4,700,000
                                      $23,500

                      EGIM                                              VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
----------------------------------------------------------------------------------------------------------------------------------
   Low               High             Average           Median           Estimate EGIM                                     6.00
   ---               ----             -------           ------
                                                                         Subject EGI                                    $3,014,448
  6.73               7.88              7.31              7.31

                                                                         Value                                         $18,086,688
                                                                           Less: Lease-Up Cost                           -$221,000
                                                                           PV of Concessions                             -$245,000
                                                                                                                       -----------
                                                                         Value Based on EGIM Analysis                  $17,620,688
                                                                                                              Rounded  $17,600,000

                                                                                         Value Per Unit                    $40,741





There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 44.70% before reserves. The comparable sales indicate a range of expense ratios from 36.58% to 45.35%, while their EGIMs range from 6.73 to 7.88. Overall, we conclude to an EGIM of 6.00, which results in an "as is" value estimate in the EGIM Analysis of $17,600,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $17,200,000.

Price Per Unit                                                              $16,800,000
NOI Per Unit                                                                $18,500,000
EGIM Analysis                                                               $17,600,000

Sales Comparison Conclusion                                                 $17,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 26
WOODCREEK, MESA, ARIZONA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 27
WOODCREEK, MESA, ARIZONA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS
--------------------------------------------------------------------------------
                                                  Average
                       Unit Area        --------------------------
        Unit Type      (Sq. Ft.)        Per Unit            Per SF     %Occupied
--------------------------------------------------------------------------------
1Br/1Ba                   579             $556              $0.96          71.9%
1Br/1Ba                   700             $559              $0.80          62.5%
1Br/1Ba                   740             $583              $0.79          64.1%
1Br/1Ba                   768             $611              $0.80          81.3%
2Br/1Ba                   882             $662              $0.75          85.4%
2Br/2Ba                   957             $668              $0.70          81.3%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
WOODCREEK, MESA, ARIZONA



                                  RENT ANALYSIS


                                               SUBJECT      SUBJECT
                              SUBJECT UNIT      ACTUAL       ASKING
DESCRIPTION                       TYPE           RENT         RENT
--------------------------------------------------------------------
Monthly Rent                     1BR/1BA        $  556        $  569
Unit Area (SF)                                     579           579
Monthly Rent Per Sq. Ft.                        $ 0.96        $ 0.98

Monthly Rent                     1BR/1BA        $  559        $  609
Unit Area (SF)                                     700           700
Monthly Rent Per Sq. Ft.                        $ 0.80        $ 0.87

Monthly Rent                     1BR/1BA        $  583        $  649
Unit Area (SF)                                     740           740
Monthly Rent Per Sq. Ft.                        $ 0.79        $ 0.88

Monthly Rent                     1BR/1BA        $  611        $  659
Unit Area (SF)                                     768           768
Monthly Rent Per Sq. Ft.                        $ 0.80        $ 0.86

Monthly Rent                     2BR/1BA        $  662        $  689
Unit Area (SF)                                     882           882
Monthly Rent Per Sq. Ft.                        $ 0.75        $ 0.78

Monthly Rent                     2BR/2BA        $  668        $  699
Unit Area (SF)                                     957           957
Monthly Rent Per Sq. Ft.                        $ 0.70        $ 0.73

Monthly Rent                     2BR/2BA        $  714        $  719
Unit Area (SF)                                   1,017         1,017
Monthly Rent Per Sq. Ft.                        $ 0.70        $ 0.71

Monthly Rent                     2BR/1BA        $  729        $  739
Unit Area (SF)                                   1,042         1,042
Monthly Rent Per Sq. Ft.                        $ 0.70        $ 0.71


                                            COMPARABLE RENTS
                           -----------------------------------------------------
                               R-1       R-2      R-3        R-4        R-5
                           -----------------------------------------------------
                                                   The      Gilbert
                            University           Township   Meadows  Separations
                              Green   Windemere Apartments Apartments  Villas
                           -----------------------------------------------------
                                           COMPARISON TO SUBJECT
--------------------------------------------------------------------------------
                            Slightly
DESCRIPTION                 Superior   Similar  Superior  Superior   Superior
--------------------------------------------------------------------------------
Monthly Rent               $  525     $  629    $  700    $  525     $  450
Unit Area (SF)                579        704       730       608        600
Monthly Rent Per Sq. Ft.   $ 0.91     $ 0.89    $ 0.96    $ 0.86     $ 0.75

Monthly Rent               $  585     $  654    $  700    $  550
Unit Area (SF)                700        740       730       672
Monthly Rent Per Sq. Ft.   $ 0.84     $ 0.88    $ 0.96    $ 0.82

Monthly Rent               $  627     $  733    $  805    $  650     $  550
Unit Area (SF)                802        932     1,000       840        700
Monthly Rent Per Sq. Ft.   $ 0.78     $ 0.79    $ 0.81    $ 0.77     $ 0.79

Monthly Rent               $  685     $  756    $  805
Unit Area (SF)                957        964     1,000
Monthly Rent Per Sq. Ft.   $ 0.72     $ 0.78    $ 0.81

Monthly Rent               $  710     $  791
Unit Area (SF)              1,017        982
Monthly Rent Per Sq. Ft.   $ 0.70     $ 0.81

Monthly Rent               $  719     $  804
Unit Area (SF)              1,042      1,049
Monthly Rent Per Sq. Ft.   $ 0.69     $ 0.77

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.




DESCRIPTION                        MIN        MAX      MEDIAN      AVERAGE
--------------------------------------------------------------------------
Monthly Rent                     $  450     $  700     $  525       $  566
Unit Area (SF)                      579        730        608          644
Monthly Rent Per Sq. Ft.         $ 0.75     $ 0.96     $ 0.89       $ 0.87

Monthly Rent                     $  550     $  700     $  620       $  622
Unit Area (SF)                      672        740        715          711
Monthly Rent Per Sq. Ft.         $ 0.82     $ 0.96     $ 0.86       $ 0.87

Monthly Rent                     $  550     $  805     $  650       $  673
Unit Area (SF)                      700      1,000        840          855
Monthly Rent Per Sq. Ft.         $ 0.77     $ 0.81     $ 0.79       $ 0.79

Monthly Rent                     $  685     $  805     $  756       $  749
Unit Area (SF)                      957      1,000        964          974
Monthly Rent Per Sq. Ft.         $ 0.72     $ 0.81     $ 0.78       $ 0.77

Monthly Rent                     $  710     $  791     $  751       $  751
Unit Area (SF)                      982      1,017      1,000        1,000
Monthly Rent Per Sq. Ft.         $ 0.70     $ 0.81     $ 0.75       $ 0.75

Monthly Rent                     $  719     $  804     $  762       $  762
Unit Area (SF)                    1,042      1,049      1,046        1,046
Monthly Rent Per Sq. Ft.         $ 0.69     $ 0.77     $ 0.73       $ 0.73

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:


                         GROSS RENTAL INCOME PROJECTION

                                                       Market Rent
                                     Unit Area   ----------------------         Monthly             Annual
     Unit Type    Number of Units    (Sq. Ft.)   Per Unit        Per SF         Income              Income
     ---------    ---------------    ---------   --------        ------         --------          ----------
     1Br/1Ba             32             579        $556           $0.96         $ 17,792          $  213,504
     1Br/1Ba             80             700        $590           $0.84         $ 47,200          $  566,400
     1Br/1Ba             64             740        $583           $0.79         $ 37,312          $  447,744
     1Br/1Ba             80             768        $611           $0.80         $ 48,880          $  586,560
     2Br/1Ba             48             882        $662           $0.75         $ 31,776          $  381,312
     2Br/2Ba             48             957        $668           $0.70         $ 32,064          $  384,768
                                                                                --------          ----------
                                                                  Total         $272,240          $3,266,880

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
WOODCREEK, MESA, ARIZONA

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
WOODCREEK, MESA, ARIZONA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                   FISCAL YEAR       2000      FISCAL YEAR       2001      FISCAL YEAR       2002
                                  ----------------------------------------------------------------------------------
DESCRIPTION                                ACTUAL                       ACTUAL                      ACTUAL
                                  ----------------------------------------------------------------------------------
                                     TOTAL        PER UNIT        TOTAL       PER UNIT        TOTAL       PER UNIT
                                  ----------------------------------------------------------------------------------
Revenues
    Rental Income                 $ 3,297,414    $     7,633   $ 3,405,567   $     7,883   $ 3,333,537   $     7,717

    Vacancy                       $   205,922    $       477   $   182,860   $       423   $   545,942   $     1,264
    Credit Loss/Concessions       $   146,192    $       338   $   205,348   $       475   $   255,314   $       591
                                  ----------------------------------------------------------------------------------
          Subtotal                $   352,114    $       815   $   388,208   $       899   $   801,256   $     1,855

    Laundry Income                $         0    $         0   $         0   $         0   $         0   $         0
    Garage Revenue                $         0    $         0   $         0   $         0   $         0   $         0
    Other Misc. Revenue           $   139,700    $       323   $   208,449   $       483   $   289,243   $       670
                                  ----------------------------------------------------------------------------------
          Subtotal Other Income   $   139,700    $       323   $   208,449   $       483   $   289,243   $       670

                                  ----------------------------------------------------------------------------------
Effective Gross Income            $ 3,085,000    $     7,141   $ 3,225,808   $     7,467   $ 2,821,524   $     6,531

Operating Expenses
    Taxes                         $   207,030    $       479   $   200,198   $       463   $   201,961   $       468
    Insurance                     $    44,874    $       104   $    52,041   $       120   $    74,176   $       172
    Utilities                     $   222,502    $       515   $   261,404   $       605   $   251,439   $       582
    Repair & Maintenance          $    83,057    $       192   $    86,098   $       199   $    63,106   $       146
    Cleaning                      $    89,163    $       206   $   114,083   $       264   $   111,553   $       258
    Landscaping                   $    59,081    $       137   $    48,736   $       113   $    51,948   $       120
    Security                      $      (161)   $         0   $     3,750   $         9   $     1,523   $         4
    Marketing & Leasing           $    50,722    $       117   $    35,960   $        83   $    44,435   $       103
    General Administrative        $   375,721    $       870   $   359,962   $       833   $   356,854   $       826
    Management                    $   160,548    $       372   $   170,600   $       395   $   139,212   $       322
    Miscellaneous                 $         0    $         0   $         0   $         0   $         0   $         0
                                  ----------------------------------------------------------------------------------
Total Operating Expenses          $ 1,292,537    $     2,992   $ 1,332,832   $     3,085   $ 1,296,207   $     3,000

    Reserves                      $         0    $         0   $         0   $         0   $         0   $         0
                                  ----------------------------------------------------------------------------------
Net Income                        $ 1,792,463    $     4,149   $ 1,892,976   $     4,382   $ 1,525,317   $     3,531
                                  ----------------------------------------------------------------------------------


                                  FISCAL YEAR       2003      ANNUALIZED        2003
                                  -----------------------------------------------------
DESCRIPTION                           MANAGEMENT BUDGET              PROJECTION                      AAA PROJECTION
                                  -----------------------------------------------------   ---------------------------------------
                                     TOTAL       PER UNIT        TOTAL       PER UNIT        TOTAL       PER UNIT           %
                                  -----------------------------------------------------   ---------------------------------------
Revenues
    Rental Income                 $ 3,000,681   $     6,946   $ 3,218,408   $     7,450   $ 3,266,880   $     7,562         100.0%

    Vacancy                       $   177,503   $       411   $   925,988   $     2,143   $   326,688   $       756          10.0%
    Credit Loss/Concessions       $    84,633   $       196   $   314,344   $       728   $   163,344   $       378           5.0%
                                  -----------------------------------------------------------------------------------------------
          Subtotal                $   262,136   $       607   $ 1,240,332   $     2,871   $   490,032   $     1,134          15.0%

    Laundry Income                $    20,148   $        47   $         0   $         0   $         0   $         0           0.0%
    Garage Revenue                $         0   $         0   $         0   $         0   $         0   $         0           0.0%
    Other Misc. Revenue           $   234,108   $       542   $   286,284   $       663   $   237,600   $       550           7.3%
                                  -----------------------------------------------------------------------------------------------
          Subtotal Other Income   $   254,256   $       589   $   286,284   $       663   $   237,600   $       550           7.3%

                                  -----------------------------------------------------------------------------------------------
Effective Gross Income            $ 2,992,801   $     6,928   $ 2,264,360   $     5,242   $ 3,014,448   $     6,978         100.0%

Operating Expenses
    Taxes                         $   203,632   $       471   $   204,224   $       473   $   201,744   $       467           6.7%
    Insurance                     $    79,326   $       184   $    75,848   $       176   $    75,600   $       175           2.5%
    Utilities                     $   249,147   $       577   $   219,316   $       508   $   237,600   $       550           7.9%
    Repair & Maintenance          $    51,840   $       120   $    95,096   $       220   $    73,440   $       170           2.4%
    Cleaning                      $    91,000   $       211   $   161,732   $       374   $   118,800   $       275           3.9%
    Landscaping                   $    75,800   $       175   $    57,592   $       133   $    56,160   $       130           1.9%
    Security                      $         0   $         0   $     5,212   $        12   $     1,296   $         3           0.0%
    Marketing & Leasing           $    53,000   $       123   $    73,924   $       171   $    60,480   $       140           2.0%
    General Administrative        $   365,118   $       845   $   424,180   $       982   $   371,520   $       860          12.3%
    Management                    $   147,732   $       342   $   121,668   $       282   $   150,722   $       349           5.0%
    Miscellaneous                 $         0   $         0   $         0   $         0   $         0   $         0           0.0%
                                  -----------------------------------------------------------------------------------------------
Total Operating Expenses          $ 1,316,595   $     3,048   $ 1,438,792   $     3,331   $ 1,347,362   $     3,119          44.7%

    Reserves                      $         0   $         0   $         0   $         0   $   108,000   $       250           8.0%
                                  -----------------------------------------------------------------------------------------------
Net Income                        $ 1,676,206   $     3,880   $   825,568   $     1,911   $ 1,559,086   $     3,609          51.7%
                                  -----------------------------------------------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 15% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
WOODCREEK, MESA, ARIZONA


RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                      CAPITALIZATION RATES
                     ----------------------------------------------------
                            GOING-IN                      TERMINAL
                     ----------------------        ----------------------
                      LOW             HIGH          LOW             HIGH
                     -----           ------        -----           ------
RANGE                6.00%           10.00%        7.00%           10.00%
AVERAGE                      8.14%                        8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
WOODCREEK, MESA, ARIZONA


                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

     COMP. NO.      SALE DATE          OCCUP.       PRICE/UNIT          OAR
----------------------------------------------------------------------------
        I-1           Dec-02           86%           $71,376           8.05%
        I-2           Dec-02           97%           $46,842           7.75%
        I-3           Aug-02           N/A           $77,083             N/A
        I-4       February, 2003       86%           $44,545           8.11%
        I-5           Aug-02           N/A           $23,500             N/A
                                                        High           8.11%
                                                         Low           7.75%
                                                     Average           7.97%


Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $16,900,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
WOODCREEK, MESA, ARIZONA

approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
WOODCREEK, MESA, ARIZONA

--------------------------------------------------------------------------------

DISCOUNTED CASH FLOW ANALYSIS

                                                         WOODCREEK
------------------------------------------------------------------------------------------------------------------------
                YEAR                     APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
             FISCAL YEAR                     1             2             3             4             5             6
------------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $3,266,880    $3,364,886    $3,465,833    $3,569,808    $3,676,902    $3,787,209

   Vacancy                              $  587,796    $  336,489    $  346,583    $  356,981    $  367,690    $  378,721
   Credit Loss                          $  163,344    $  168,244    $  173,292    $  178,490    $  183,845    $  189,360
   Concessions                          $  274,752    $        0    $        0    $        0    $        0    $        0
                                        --------------------------------------------------------------------------------
     Subtotal                           $1,025,892    $  504,733    $  519,875    $  535,471    $  551,535    $  568,081

   Laundry Income                       $        0    $        0    $        0    $        0    $        0    $        0
   Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                  $  237,600    $  244,728    $  252,070    $  259,632    $  267,421    $  275,444
                                        --------------------------------------------------------------------------------
       Subtotal Other Income            $  237,600    $  244,728    $  252,070    $  259,632    $  267,421    $  275,444

                                        --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $2,478,588    $3,104,881    $3,198,028    $3,293,969    $3,392,788    $3,494,571

OPERATING EXPENSES:
   Taxes                                $  201,744    $  207,796    $  214,030    $  220,451    $  227,065    $  233,877
   Insurance                            $   75,600    $   77,868    $   80,204    $   82,610    $   85,088    $   87,641
   Utilities                            $  237,600    $  244,728    $  252,070    $  259,632    $  267,421    $  275,444
   Repair & Maintenance                 $   73,440    $   75,643    $   77,912    $   80,250    $   82,657    $   85,137
   Cleaning                             $  118,800    $  122,364    $  126,035    $  129,816    $  133,710    $  137,722
   Landscaping                          $   56,160    $   57,845    $   59,580    $   61,368    $   63,209    $   65,105
   Security                             $    1,296    $    1,335    $    1,375    $    1,416    $    1,459    $    1,502
   Marketing & Leasing                  $   60,480    $   62,294    $   64,163    $   66,088    $   68,071    $   70,113
   General Administrative               $  371,520    $  382,666    $  394,146    $  405,970    $  418,149    $  430,694
   Management                           $  123,929    $  155,244    $  159,901    $  164,698    $  169,639    $  174,729
   Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

                                        --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $1,320,569    $1,387,783    $1,429,417    $1,472,299    $1,516,468    $1,561,962

   Reserves                             $  108,000    $  111,240    $  114,577    $  118,015    $  121,555    $  125,202

                                        --------------------------------------------------------------------------------
NET OPERATING INCOME                    $1,050,018    $1,605,858    $1,654,034    $1,703,655    $1,754,765    $1,807,408
                                        --------------------------------------------------------------------------------
   Operating Expense Ratio (% of EGI)         53.3%         44.7%         44.7%         44.7%         44.7%         44.7%
   Operating Expense Per Unit           $    3,057    $    3,212    $    3,309    $    3,408    $    3,510    $    3,616


                                                  WOODCREEK
----------------------------------------------------------------------------------------------------------
                YEAR                     APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
             FISCAL YEAR                     7             8             9            10            11
----------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $3,900,826    $4,017,850    $4,138,386    $4,262,537    $4,390,414

   Vacancy                              $  390,083    $  401,785    $  413,839    $  426,254    $  439,041
   Credit Loss                          $  195,041    $  200,893    $  206,919    $  213,127    $  219,521
   Concessions                          $        0    $        0    $        0    $        0    $        0
                                        ------------------------------------------------------------------
     Subtotal                           $  585,124    $  602,678    $  620,758    $  639,381    $  658,562

   Laundry Income                       $        0    $        0    $        0    $        0    $        0
   Garage Revenue                       $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                  $  283,707    $  292,218    $  300,985    $  310,014    $  319,315
                                        ------------------------------------------------------------------
       Subtotal Other Income            $  283,707    $  292,218    $  300,985    $  310,014    $  319,315

                                        ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $3,599,409    $3,707,391    $3,818,613    $3,933,171    $4,051,166

OPERATING EXPENSES:
   Taxes                                $  240,893    $  248,120    $  255,563    $  263,230    $  271,127
   Insurance                            $   90,270    $   92,978    $   95,768    $   98,641    $  101,600
   Utilities                            $  283,707    $  292,218    $  300,985    $  310,014    $  319,315
   Repair & Maintenance                 $   87,691    $   90,322    $   93,032    $   95,823    $   98,697
   Cleaning                             $  141,853    $  146,109    $  150,492    $  155,007    $  159,657
   Landscaping                          $   67,058    $   69,070    $   71,142    $   73,276    $   75,474
   Security                             $    1,547    $    1,594    $    1,642    $    1,691    $    1,742
   Marketing & Leasing                  $   72,216    $   74,383    $   76,614    $   78,913    $   81,280
   General Administrative               $  443,614    $  456,923    $  470,630    $  484,749    $  499,292
   Management                           $  179,970    $  185,370    $  190,931    $  196,659    $  202,558
   Miscellaneous                        $        0    $        0    $        0    $        0    $        0

                                        ------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $1,608,821    $1,657,086    $1,706,798    $1,758,002    $1,810,742

   Reserves                             $  128,958    $  132,826    $  136,811    $  140,916    $  145,143

                                        ------------------------------------------------------------------
NET OPERATING INCOME                    $1,861,630    $1,917,479    $1,975,003    $2,034,253    $2,095,281
                                        ------------------------------------------------------------------
   Operating Expense Ratio (% of EGI)         44.7%         44.7%         44.7%         44.7%         44.7%
   Operating Expense Per Unit           $    3,724    $    3,836    $    3,951    $    4,069    $    4,192

                                                                                                               "DCF" VALUE ANALYSIS
                                                             Gross Residual Sale Price  $22,055,586  Deferred
Estimated Stabilized                                                                                  Maintenance       $         0
 NOI                 $1,559,086   Sales Expense Rate  2.00%   Less: Sales Expense       $   441,112  Add: Excess Land   $         0
Months to Stabilized         12   Discount Rate      12.00%  Net Residual Sale Price    $21,614,474  Other Adjustments  $         0
Stabilized Occupancy       90.0%  Terminal Cap Rate   9.50%  PV of Reversion            $ 6,959,282  Value Indicated By
                                                             Add: NPV of NOI            $ 9,975,166   "DCF"             $16,934,449
                                                             PV Total                   $16,934,449             Rounded $16,900,000



                                      "DCF" VALUE SENSITIVITY TABLE
-------------------------------------------------------------------------------------------------------
                                              DISCOUNT RATE
-------------------------------------------------------------------------------------------------------
TOTAL VALUE                    11.50%          11.75%          12.00%          12.25%          12.50%
-------------------------------------------------------------------------------------------------------
                   9.00%   $ 17,900,467    $ 17,607,602    $ 17,321,075    $ 17,040,729    $ 16,766,408
TERMINAL           9.25%   $ 17,692,844    $ 17,404,578    $ 17,122,537    $ 16,846,569    $ 16,576,520
CAP RATE           9.50%   $ 17,496,149    $ 17,212,238    $ 16,934,449    $ 16,662,627    $ 16,396,625
                   9.75%   $ 17,309,540    $ 17,029,763    $ 16,756,006    $ 16,488,119    $ 16,225,956
                  10.00%   $ 17,132,262    $ 16,856,411    $ 16,586,485    $ 16,322,336    $ 16,063,821

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
WOODCREEK, MESA, ARIZONA

INCOME LOSS DURING LEASE-UP

The subject is currently 75% occupied, below our stabilized occupancy projection. We have estimated a 12-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $221,000 as shown in the following table.

           DESCRIPTION                            YEAR 1         YEAR 2        YEAR 3
---------------------------------------------------------------------------------------
"As Is"  Net Operating Income                   $ 1,050,018   $         0   $         0
Stabilized Net Operating Income                 $ 1,298,071   $         0   $         0
                                                ---------------------------------------
Difference                                      $   248,053   $         0   $         0
PV of Income Loss During Lease-Up               $   221,476
                                                -----------
                          Rounded               $   221,000

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $245,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
WOODCREEK, MESA, ARIZONA

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
WOODCREEK, MESA, ARIZONA


                                    WOODCREEK

                                                                  TOTAL           PER SQ. FT.       PER UNIT          %OF EGI
                                                   --------------------------------------------------------------------------
REVENUE
     Base Rent                                                 $ 3,266,880            $9.23           $7,562

     Less: Vacancy & Collection Loss                15.00%     $   490,032            $1.39           $1,134

     Plus: Other Income
        Laundry Income                                         $         0            $0.00           $    0           0.00%
        Garage Revenue                                         $         0            $0.00           $    0           0.00%
        Other Misc. Revenue                                    $   237,600            $0.67           $  550           7.88%
                                                               --------------------------------------------------------------
             Subtotal Other Income                             $   237,600            $0.67           $  550           7.88%

EFFECTIVE GROSS INCOME                                         $ 3,014,448            $8.52           $6,978

OPERATING EXPENSES:
     Taxes                                                     $   201,744            $0.57           $  467           6.69%
     Insurance                                                 $    75,600            $0.21           $  175           2.51%
     Utilities                                                 $   237,600            $0.67           $  550           7.88%
     Repair & Maintenance                                      $    73,440            $0.21           $  170           2.44%
     Cleaning                                                  $   118,800            $0.34           $  275           3.94%
     Landscaping                                               $    56,160            $0.16           $  130           1.86%
     Security                                                  $     1,296            $0.00           $    3           0.04%
     Marketing & Leasing                                       $    60,480            $0.17           $  140           2.01%
     General Administrative                                    $   371,520            $1.05           $  860          12.32%
     Management                                      5.00%     $   150,722            $0.43           $  349           5.00%
     Miscellaneous                                             $         0            $0.00           $    0           0.00%

TOTAL OPERATING EXPENSES                                       $ 1,347,362            $3.81           $3,119          44.70%

     Reserves                                                  $  $108,000            $0.31           $  250           3.58%
                                                               --------------------------------------------------------------
NET OPERATING INCOME                                           $ 1,559,086            $4.41           $3,609          51.72%
                                                               --------------------------------------------------------------

     "GOING IN" CAPITALIZATION RATE                                  9.00%

     VALUE INDICATION                                          $17,323,173           $48.97          $40,100


     LESS: LEASE-UP COST                                       $  (221,000)
     PV OF CONCESSIONS                                         $  (245,000)


     "AS IS" VALUE INDICATION
                (DIRECT CAPITALIZATION APPROACH)               $16,857,173


                                         ROUNDED               $16,900,000           $47.77          $39,120

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 38
WOODCREEK, MESA, ARIZONA



                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE                VALUE                 ROUNDED                 $/UNIT               $/SF
--------             -----------             -----------             -------              ------
  8.25%              $18,432,007             $18,400,000             $42,593              $52.01
  8.50%              $17,876,184             $17,900,000             $41,435              $50.60
  8.75%              $17,352,121             $17,400,000             $40,278              $49.19
  9.00%              $16,857,173             $16,900,000             $39,120              $47.77
  9.25%              $16,388,979             $16,400,000             $37,963              $46.36
  9.50%              $15,945,427             $15,900,000             $36,806              $44.95
  9.75%              $15,524,622             $15,500,000             $35,880              $43.82

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $16,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                                               $16,900,000
Direct Capitalization Method                                                $16,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $16,900,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION  PAGE 39
WOODCREEK, MESA, ARIZONA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                                                 Not Utilized
Sales Comparison Approach                                                     $17,200,000
Income Approach                                                               $16,900,000
Reconciled Value                                                              $16,900,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 6, 2003 the market value of the fee simple estate in the property is:

                                   $16,900,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
WOODCREEK, MESA, ARIZONA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WOODCREEK, MESA, ARIZONA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WOODCREEK, MESA, ARIZONA

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - OFFICE PICTURE]                [EXTERIOR - LANDSCAPE & PARK PICTURE]

[INTERIOR - APARTMENT UNIT PICTURE]        [INTERIOR - APARTMENT UNIT PICTURE]

[EXTERIOR - PARKING LOT PICTURE]           [INTERIOR - APARTMENT UNIT PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WOODCREEK, MESA, ARIZONA

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - APARTMENT BUILDING PICTURE]  [INTERIOR -APARTMENT UNIT PICTURE]

[EXTERIOR - APARTMENT BUILDING PICTURE]  [EXTERIOR - APARTMENT BUILDING PICTURE]

[INTERIOR - APARTMENT UNIT PICTURE]      [INTERIOR - APARTMENT UNIT PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOODCREEK, MESA, ARIZONA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOODCREEK, MESA, ARIZONA


                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

          COMPARABLE I-1              COMPARABLE I-2          COMPARABLE I-3
LAKEVIEW AT SUPERSTITION SPRINGS        THE RIDGE             INDIGO SPRINGS
        1849 S. Power Rd             15202 N. 40th St       1464 S. Stapley Dr
         Mesa, AZ 85206              Phoenix, AZ 85032        Mesa, AZ 85204

           [PICTURE]                   [PICTURE]                 [PICTURE]

          COMPARABLE I-4              COMPARABLE I-5
    PARADISE FALLS APARTMENTS   THE COMMONS AT PAPAGO PARK
         15611 N 31st St              1010 N 48th ST
        Phoenix, AZ 85032              Phoenix, AZ

           [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOODCREEK, MESA, ARIZONA



                     SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                           COMPARABLE
DESCRIPTION                                           SUBJECT                                 R - 1
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                  Woodcreek                                         University Green
  Management Company
----------------------------------------------------------------------------------------------------------------------------------
LOCATION:
----------------------------------------------------------------------------------------------------------------------------------
  Address                        1710 S. Gilbert Rd                                265 N. Gilbert Road
  City, State                    Mesa, Arizona                                     Mesa, Arizona
  County                         Maricopa                                          Maricopa
  Proximity to Subject                                                             .4 miles from subject
----------------------------------------------------------------------------------------------------------------------------------
PHYSICAL CHARATERISTICS:
----------------------------------------------------------------------------------------------------------------------------------
  Net Rentable Area (SF)         353,760                                           312,952
  Year Built                     1985                                              1984
  Effective Age                  13                                                10
  Building Structure Type        Brick & wood siding walls; asphalt shingle roof   Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.) Garage, Open Covered                                          Open, Covered
----------------------------------------------------------------------------------------------------------------------------------
  Number of Units                432
----------------------------------------------------------------------------------------------------------------------------------
  Unit Mix:                              Type            Unit  Qty.   Mo. Rent              Type           Unit  Qty.      Mo.
                                 1 1Br/1Ba                 579  32      $556       1 1BD/1BH                 579  64       $525
                                 2 1Br/1Ba                 700  80      $559       2 1BD/1BH                 700  72       $585
                                 3 1Br/1Ba                 740  64      $583       3 1BD/1BH                 768  56       $615
                                 4 1Br/1Ba                 768  80      $611       3 1BD/1BH                 740  32       $600
                                 5 2Br/1Ba                 882  48      $662       3 2BD/1BH                 882  48       $660
                                 6 2Br/2Ba                 957  48      $668       4 2BD/2BH                 957  40       $685
                                 7 2Br/2Ba               1,017  48      $714       5 2BD/2BH               1,017  40       $710
                                 8 2Br/1Ba               1,042  32      $729       6 3BD/2BH               1,042  36       $719
----------------------------------------------------------------------------------------------------------------------------------
  Average Unit Size (SF)         819                                               807
  Unit Breakdown:                Efficiency         0%   2-Bedroom      39%        Efficiency       0%     2-Bedroom       38%
                                 1-Bedroom          61%  3-Bedroom      0%         1-Bedroom        31%    3-Bedroom       16%
CONDITION:                       Good                                              Average
APPEAL:                          Average                                           Average
----------------------------------------------------------------------------------------------------------------------------------
AMENITIES:
  Unit Amenities                         Attach. Garage         Vaulted Ceiling           Attach. Garage          Vaulted Ceiling
                                 X       Balcony                W/D Connect.              Balcony                 W/D Connect.
                                 X       Fireplace              Other              X      Fireplace               Other
                                 X       Cable TV Ready                                   Cable TV Ready
  Project Amenities              X       Swimming Pool                             X      Swimming Pool
                                 -------------------------------------------------------------------------------------------------
                                 X       Spa/Jacuzzi     X      Car Wash           X      Spa/Jacuzzi             Car Wash
                                 X       Basketball CourtX      BBQ Equipment             Basketball Court X      BBQ Equipment
                                 X       Volleyball Court       Theater Room              Volleyball Court        Theater Room
                                 X       Sand Volley Ball       Meeting Hall              Sand Volley Ball        Meeting Hall
                                 X       Tennis Court           Secured Parking    X      Tennis Court            Secured Parking
                                 -------------------------------------------------------------------------------------------------
                                         Racquet Ball           Laundry Room              Racquet Ball     X      Laundry Room
                                         Jogging Track   X      Business Office           Jogging Track    X      Business Office
                                 X       Gym Room                                         Gym Room
----------------------------------------------------------------------------------------------------------------------------------
OCCUPANCY:                       75%                                               96%
LEASING DATA:
  Available Leasing Terms        6 to 15 Months                                    6 to 15 Months
  Concessions                    1 - 1 1/2 Months Free                             1 Month Free
  Pet Deposit                    $300 - $500                                       $335
  Utilities Paid by Tenant:      X       Electric        X      Natural Gas               Electric                Natural Gas
                                 X       Water                  Trash                     Water                   Trash
  Confirmation                   May 1, 2003; Joseph Beard (Property Manager)      Property Manager
  Telephone Number               (972)234-1231                                     480-835-7200
----------------------------------------------------------------------------------------------------------------------------------
NOTES:                                                                             None


----------------------------------------------------------------------------------------------------------------------------------
COMPARISON TO SUBJECT:                                                             Slightly Superior
----------------------------------------------------------------------------------------------------------------------------------


                                        COMPARABLE                                       COMPARABLE
DESCRIPTION                               R - 2                                             R - 3
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                  Windemere                                        The Township Apartments
  Management Company
----------------------------------------------------------------------------------------------------------------------------------
LOCATION:
----------------------------------------------------------------------------------------------------------------------------------
  Address                        2020 E. Inverness                                1295 N. Ash St
  City, State                    Mesa, AZ 85204                                   Gilbert, AZ 85233
  County                         Maricopa                                         Maricopa
  Proximity to Subject           .4 miles from the subject                        1-mile south of the subject
----------------------------------------------------------------------------------------------------------------------------------
PHYSICAL CHARATERISTICS:
----------------------------------------------------------------------------------------------------------------------------------
  Net Rentable Area (SF)         190,820
  Year Built                     1985                                             1997
  Effective Age                  10                                               10
  Building Structure Type        Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)             Open, Covered                        Open, Covered
----------------------------------------------------------------------------------------------------------------------------------
  Number of Units                224                                              160
----------------------------------------------------------------------------------------------------------------------------------
  Unit Mix:                             Type             Unit   Qty.     Mo.             Type               Unit    Qty.    Mo.
                                 1 1BD/1BH                 704  56       $629      1 1BD/1BH                  730          $700
                                 2 1BD/1BH                 740  56       $654      2 1BD/1BH                  730          $700
                                 3 2BD/2BH                 932  28       $733      3 2BD/1BH                1,000          $805
                                 4 2BD/2BH                 964  28       $756      4 2BD/2BH                1,000          $805
                                 5 2BD/2BH                 982  28      $791
                                 6 2BD/2BH               1,049  28      $804


----------------------------------------------------------------------------------------------------------------------------------
  Average Unit Size (SF)         852
  Unit Breakdown:                Efficiency       0%     2-Bedroom      43%       Efficiency        0%     2-Bedroom      50%
                                 1-Bedroom        49%    3-Bedroom      8%        1-Bedroom         37%    3-Bedroom      13%
CONDITION:                       Excellent                                        Very Good
APPEAL:                          Excellent                                        Very Good
----------------------------------------------------------------------------------------------------------------------------------
AMENITIES:
  Unit Amenities                        Attach. Garage          Vaulted Ceiling          Attach. Garage           Vaulted Ceiling
                                 X      Balcony                 W/D Connect.      X      Balcony           X      W/D Connect.
                                 X      Fireplace               Other             X      Fireplace                Other
                                 X      Cable TV Ready                            X      Cable TV Ready
  Project Amenities              X      Swimming Pool                             X      Swimming Pool
                                 -------------------------------------------------------------------------------------------------
                                 X      Spa/Jacuzzi      X      Car Wash          X      Spa/Jacuzzi       X      Car Wash
                                 X      Basketball Court X      BBQ Equipment     X      Basketball Court  X      BBQ Equipment
                                        Volleyball Court        Theater Room             Volleyball Court         Theater Room
                                 X      Sand Volley Ball X      Meeting Hall      X      Sand Volley Ball         Meeting Hall
                                 X      Tennis Court            Secured Parking   X      Tennis Court             Secured Parking
                                 -------------------------------------------------------------------------------------------------

                                        Racquet Ball            Laundry Room             Racquet Ball      X      Laundry Room

                                        Jogging Track           Business Office   X      Jogging Track     X      Business Office
                                 X      Gym Room                                  X      Gym Room
----------------------------------------------------------------------------------------------------------------------------------
OCCUPANCY:                       95%                                              85%
LEASING DATA:
  Available Leasing Terms        6 to 12 Months                                   6 to 15 Months
  Concessions                    1 - 1 1/2 Months Free                            1 - 1 1/2 Months Free
  Pet Deposit                    $300 - $500                                      $150
  Utilities Paid by Tenant:             Electric                Natural Gas       X      Electric          X      Natural Gas
                                        Water                   Trash                    Water             X      Trash
  Confirmation                   Property Manager                                 Property Manager
  Telephone Number               480-497-9416                                     (972)234-1231
----------------------------------------------------------------------------------------------------------------------------------
NOTES:                           None                                             Located in area close to
                                                                                  industrial area in the
                                                                                  south
----------------------------------------------------------------------------------------------------------------------------------
COMPARISON TO SUBJECT:           Superior                                         Superior
----------------------------------------------------------------------------------------------------------------------------------


                                        COMPARABLE                                      COMPARABLE
DESCRIPTION                                R - 4                                           R - 5
--------------------------------------------------------------------------------------------------------------------------------
  Property Name                  Gilbert Meadows Apartments                      Superstition Villas
  Management Company
--------------------------------------------------------------------------------------------------------------------------------
LOCATION:
--------------------------------------------------------------------------------------------------------------------------------
  Address                        275 West Juniper Ave                            2055 E. Hampton
  City, State                    Gilbert, AZ                                     Mesa, AZ
  County                         Maricopa                                        Maricopa
  Proximity to Subject           Within.5-mile radius                            .2 miles away from subject
--------------------------------------------------------------------------------------------------------------------------------
PHYSICAL CHARATERISTICS:
--------------------------------------------------------------------------------------------------------------------------------
  Net Rentable Area (SF)                                                         160,000
  Year Built                     1984                                            1983
  Effective Age                  10                                              10
  Building Structure Type        Brick & wood siding walls; asphalt shingle roof Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.) Garage, Open, Covered                           Open, Covered
--------------------------------------------------------------------------------------------------------------------------------
  Number of Units                                                                246
--------------------------------------------------------------------------------------------------------------------------------
  Unit Mix:                               Type              Unit  Qty.     Mo.            Type             Unit  Qty.     Mo.
                                  1 1BD/1BH                608            $525    1 1BD/1BH                 600  122      $450
                                  2 2BD/2BH                672            $550    3 2BD/2BH                 700  124      $550
                                  3 2BD/2BH                840            $650





--------------------------------------------------------------------------------------------------------------------------------
  Average Unit Size (SF)                                                         650
  Unit Breakdown:                Efficiency        0%     2-Bedroom      55%     Efficiency        0%      2-Bedroom     41%
                                 1-Bedroom         29%    3-Bedroom      16%     1-Bedroom         50%     3-Bedroom
CONDITION:                       Good                                            Good
APPEAL:                          Good                                            Good
--------------------------------------------------------------------------------------------------------------------------------
AMENITIES:
  Unit Amenities                 X      Attach. Garage    X     Vaulted Ceiling  X      Attach. Garage     X    Vaulted Ceiling
                                 X      Balcony           X     W/D Connect.     X      Balcony            X    W/D Connect.
                                 X      Fireplace               Other            X      Fireplace               Other
                                 X      Cable TV Ready                           X      Cable TV Ready
  Project Amenities              X      Swimming Pool                            X      Swimming Pool
                                 -----------------------------------------------------------------------------------------------
                                        Spa/Jacuzzi       X     Car Wash                Spa/Jacuzzi        X    Car Wash
                                 X      Basketball Court  X     BBQ Equipment    X      Basketball Court   X    BBQ Equipment
                                        Volleyball Court        Theater Room            Volleyball Court        Theater Room
                                 X      Sand Volley Ball  X     Meeting Hall     X      Sand Volley Ball   X    Meeting Hall
                                 X      Tennis Court            Secured Parking  X      Tennis Court            Secured Parking
                                 -----------------------------------------------------------------------------------------------
                                        Racquet Ball      X     Laundry Room            Racquet Ball       X    Laundry Room
                                 X      Jogging Track     X     Business Office  X      Jogging Track      X    Business Office
                                 X      Gym Room                                 X      Gym Room
--------------------------------------------------------------------------------------------------------------------------------
OCCUPANCY:                       96%                                             88%
LEASING DATA:
  Available Leasing Terms        6 to 15 Months                                  6 to 15 Months
  Concessions                    1 - 1 1/2 Months Free                           8 weeks free went Months Free
  Pet Deposit                    $300 - $500                                     $200
  Utilities Paid by Tenant:      X      Electric          X     Natural Gas      X      Electric                Natural Gas
                                 X      Water                   Trash            X      Water                   Trash
  Confirmation                   Property Manager                                Property Manager
  Telephone Number               480-892-7577                                    480-892-2468
--------------------------------------------------------------------------------------------------------------------------------
NOTES:                           None                                            None


--------------------------------------------------------------------------------------------------------------------------------
COMPARISON TO SUBJECT:           Superior                                        Superior
--------------------------------------------------------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOODCREEK, MESA, ARIZONA


                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

        COMPARABLE R-1            COMPARABLE R-2            COMPARABLE R-3
       UNIVERSITY GREEN             WINDEMERE          THE TOWNSHIP APARTMENTS
     265 N. Gilbert Road        2020 E. Inverness           1295 N. Ash St
         Mesa, Arizona           Mesa, AZ 85204            Gilbert, AZ 85233

          [PICTURE]                 [PICTURE]                   [PICTURE]

        COMPARABLE R-4            COMPARABLE R-5
  GILBERT MEADOWS APARTMENTS   SUPERSTITION VILLAS
     275 West Juniper Ave        2055 E. Hampton
         Gilbert, AZ                 Mesa, AZ

          [PICTURE]                 [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOODCREEK, MESA, ARIZONA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOODCREEK, MESA, ARIZONA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOODCREEK, MESA, ARIZONA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformi ty has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOODCREEK, MESA, ARIZONA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
WOODCREEK, MESA, ARIZONA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D


                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Ryan Tanaka provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.


                                              -s- Douglas Needham
                                   ---------------------------------------------
                                              Douglas Needham, MAI
                                      Managing Principal, Real Estate Group
                                   Arizona State Certified General Real Estate
                                                Appraiser #30943

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WOODCREEK, MESA, ARIZONA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WOODCREEK, MESA, ARIZONA

                                       DOUGLAS A. NEEDHAM, MAI
                           MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

 Valuation            Mr. Needham has appraised all types of major commercial
                      real estate including apartments, hotels/motels, light and heavy industrial facilities, self-storage facilities, mobile home parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

 Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.

EDUCATION             Texas A&M University Bachelor of Business Administration -
                      Finance

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WOODCREEK, MESA, ARIZONA

STATE CERTIFICATIONS  State of Arizona, Certified General Real Estate Appraiser,
                      #30943

                      State of California, Certified General Real Estate Appraiser, #AG025443

                      State of Colorado, Certified General Appraiser,
                      #CG40017035

                      State of Oregon, Certified General Appraiser, #C000686

                      State of Washington, Certified General Real Estate Appraiser, #1101111

PROFESSIONAL          Appraisal Institute, MAI Designated Member
AFFILIATIONS

VALUATION AND         Appraisal Institute Advanced Income Capitalization

SPECIAL COURSES       Appraisal Principles Appraisal Procedures Basic Income
                      Capitalization Standards of Professional Practice

AMERICAN APPRAISAL ASSOCIATES, INC.
WOODCREEK, MESA, ARIZONA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
WOODCREEK, MESA, ARIZONA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.